                                                                   EXHIBIT 10.23

                                                                   April 1, 1995

PERSONAL AND CONFIDENTIAL
-------------------------

Mr. Bert Fenenga
c/o Quiksilver, Inc.
1740  Monrovia Avenue
Costa Mesa, California  92627-9407

         Re:     Employment at Quiksilver
                 ------------------------

Dear Bert:

         This letter will confirm our understanding regarding your continued employment at Quiksilver, Inc. ("Quiksilver" or the "Company"), and completely supersedes and replaces any existing or previous understandings or agreements, express or implied, we have had. The terms contained in this letter are effective on and after April 1, 1995.

         1. Your position will be Chief Financial Officer and Treasurer and you will be a Vice President of the Company, currently reporting to the Chief Operating Officer or his designee. Your primary job responsibilities and job duties will involve managing and directing the Company's overall business performance with regard to accounting and finance.

         2. Your base salary will be $10,833 per month, less applicable withholdings and deductions, paid on the Company's regular payroll dates. Your salary will be reviewed at the time management salaries are reviewed periodically and may be adjusted (up or down) at the Company's discretion in light of the Company's performance, your performance, market conditions and other factors deemed relevant by the Company.

         3. For Quiksilver's fiscal year ("FY") 1994-1995 (ending October 31, 1995), you are eligible for a bonus. The bonus amount for which you are eligible, and the criteria on which the bonus is based, are attached as addendum A. If earned, the bonus is to be paid in quarterly amounts, ten days after audited earnings are released, and is less applicable withholdings and deductions. You must be employed continuously through each quarter to be eligible for that quarters bonus.

                 You are also eligible for an additional bonus, addendum A-II. Your share of this bonus pool will be 25% (percent). If earned, this bonus (A-II), is to be paid annually, ten (10) days after audited year-end earnings are released and is less applicable withholdings and deductions. If your employment terminates prior to the end of the fiscal year, and you otherwise meet the bonus eligibility criteria, you will receive a pro-rata portion of the bonus.

         4. You will accrue 20 days of vacation each year up to a maximum of 25 days. Once the maximum is reached, additional vacation accrual will cease until you have used some vacation to fall below the maximum accrual allowed.

         5. You (and any eligible dependents you elect) will be covered by the Company's group medical insurance program on the same terms and conditions applicable to comparable employees. The Company reserves the right to change, modify, or eliminate such coverage.

Bert Fenenga
April 1, 1995
Page 2


         6. We will pay the premium on a term life insurance policy on your life with a company of our choice in the face amount determined by the Company of not less than $500,000. Our obligation to obtain and maintain this insurance is contingent upon your establishing and maintaining insurability, and we are not required to pay premiums for such a policy in excess of $1,250.00 annually.

         7. The amount and terms of stock options to be granted to you will be determined by the Board of Directors and covered in separate agreements.

         8. The Company may terminate your employment immediately, without notice and without further obligation for Cause, which shall be defined as (i) your death, (ii) your permanent disability which renders you unable to perform your duties and responsibilities for a period in excess of three consecutive months, (iii) willful misconduct in the performance of your duties, (iv) violation of law, (v) self-dealing, (vi) willful breach of duty, (vii) habitual neglect of duty, (viii) a material breach by you of your obligations under Paragraphs 9 and 10 of this agreement, or (ix) sustained unsatisfactory performance (determined by the Chairman of the Board).

                 Notwithstanding anything to the contrary in this agreement or in your employment relationship, express or implied, your employment is for an unspecified term and may also be terminated at will and without Cause or notice at any time for any reason. this at-will aspect of your employment relationship can only be changed by an individualized written agreement signed by both you and the Chairman of the Board.

                 If the Company elects to terminate your employment without Cause, or if you terminate your employment with the Company for Good Reason (as defined below) within six (6) months of the action constituting Good Reason, the Company will continue to pay your Base Salary (but not any bonuses or employee benefits) on its regular payroll dates for a period of six (6) months, plus an additional one (1) month for each of your fist six *6) full years of service with the Company up to a maximum aggregate salary continuation period of 12 months. Your effective date of employment for this purpose is July 9, 1990. If the Company terminates your employment for Cause, or if you resign/terminate your employment without Good Reason, you will receive your Base Salary through the date of termination only.

                 "Good Reason" for you to terminate employment means a termination following a "Change in Control" (as defined in addendum B hereto) as a result of (i) the assignment to you of duties materially inconsistent with your position as set forth above without your consent, (ii) a material change in your reporting level from that set forth in this letter without your consent, (iii) a material diminution of your authority without your consent, (iv) a material breach by the Company of its obligations under this agreement, or (v) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform the obligations contained in this letter.

         9. Quiksilver owns certain trade secrets and other confidential and/or proprietary information which constitute valuable property rights, which we have developed through a substantial expenditure of time and money, which are and will continue to be utilized in the Company's business and which are not generally known in the trade. This proprietary information includes the list of names of the customers and suppliers of Quiksilver, and

Bert Fenenga
April 1, 1995
Page 3

                 other particularized information concerning the products, finances, processes, material preferences, fabrics, designs, material sources, pricing information, production schedules, marketing strategies, merchandising strategies, order forms and other types of proprietary information relating to our products, customers and suppliers. You agree that you will not disclose and will keep strictly secret and confidential all trade secrets and proprietary information of Quiksilver, including, but not limited to, those items specifically mentioned above.

         10. You will be required to observe the Company's personnel and business policies and procedures as they are in effect from time to time. In the event of any conflict, the terms of this letter will control.

         11. This letter, its addendums, and any stock option agreements we may enter into with you contain the entire integrated agreement between us regarding these issues, and no modification to this letter will be valid unless set forth in writing and signed by both you and the CEO. Any dispute regarding the terms of this letter or any aspect of your employment or the termination thereof must be settled exclusively by final and binding arbitration in Orange County, California, before a single arbitrator selected from Judicial Arbitration & Mediation Services, Inc. ("JAMS"), whose fees
                 and costs shall be evenly divided by the parties.   The
                 Company reserves the right, however, to seek judicial provisional remedies and equitable relief regarding any breach or threatened breach of your obligations regarding trade secrets and proprietary information.

         12. This letter agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise.

         Please sign, date and return the enclosed copy of this letter to me for our files to acknowledge your agreement with the above.

         Best personal regards.
                                                      Sincerely,


                                                      Robert B. McKnight, Jr.
                                                      Chairman and
                                                      Chief Executive Officer

RBM:jkm

Enclosure

ACKNOWLEDGED AND AGREED:


-----------------------------
Bert Fenenga


Date:                  , 1995
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                                  ADDENDUM "B"


"Change in Control" means the occurrence of one or more of the following events: (i) any corporation, partnership, person, other entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (collectively, a "Person") acquires shares of capital stock of the Company representing more than 50% of the total number of shares of capital stock that may be voted for the election of directors of the Company, (ii) a merger, consolidation, or other business combination of the Company with or into another Person is consummated, or all or substantially all of the assets of the Company are acquired by another Person, as a result of which the stockholders of the Company immediately prior to the consummation of such transaction own, immediately after consummation of such transaction equity securities possessing less than 50% of the voting power of the surviving or acquiring Person (or any Person in control of the surviving or acquiring Person, the equity securities of which are issued or transferred in such transaction), (iii) as the result of or in connection with any tender or exchange offer, any contested election of directors or any combination thereof, the persons who were directors of the Company immediately before such tender or exchange offer, contested election or combination thereof cease to constitute a majority of the Board of Directors of the Company or any successor to the Company, (iv) the stockholders of the Company approve a plan of complete liquidation, dissolution or winding up of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company or (v) the adoption of a resolution by the affirmative vote of not less than two-thirds of the members of the Board of Directors who were members immediately prior to any Change in Control which resolution shall state that, in the good faith determination of the Board of Directors, a Change in Control of the Company has occurred. Notwithstanding anything to the contrary set forth in this definition, if a transaction that would otherwise create or result in a Change in Control of the Company is approved by the affirmative vote of not less than two-thirds of the members of the Board of Directors of the Company, who were members of the Board of Directors immediately prior to any Change in Control, then no Change of Control of the Company shall be deemed to have occurred for the purposes of this agreement.